Exhibit 99

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Trustmark Corporation:

We have audited the accompanying consolidated balance sheets of Trustmark Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trustmark
Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1 and 7 to the consolidated financial statements, effective January 1, 2002, the Corporation changed its method of accounting for goodwill and other intangible assets.

                                  /s/ KPMG LLP

Jackson, Mississippi
February 14, 2004, except as to
 the first two paragraphs of Note 7
 and Note 18, which are as of
 May 26, 2004

Trustmark Corporation
Consolidated Balance Sheets
($ in thousands)


                                                              December 31,
                                                        ------------------------
                                                           2003          2002
                                                        ----------    ----------
Assets
Cash and due from banks (noninterest-bearing)           $  333,096    $  357,427
Federal funds sold and securities purchased
    under reverse repurchase agreements                     37,712        23,957
Securities available for sale (at fair value)            1,933,993     1,262,570
Securities held to maturity (fair value:
    $191,146 - 2003; $578,150 - 2002)                      178,450       549,197
Loans held for sale                                        112,560       199,680
Loans                                                    4,920,052     4,417,686
Less allowance for loan losses                              74,276        74,771
                                                        ----------    ----------
     Net loans                                           4,845,776     4,342,915
Premises and equipment, net                                108,374       104,113
Intangible assets (including goodwill of
     $95,877 - 2003; $48,028 - 2002)                       167,505       119,643
Other assets                                               196,855       179,204
                                                        ----------    ----------
     Total Assets                                       $7,914,321    $7,138,706
                                                        ==========    ==========


Liabilities
Deposits:
     Noninterest-bearing                                $1,329,444    $1,251,240
     Interest-bearing                                    3,760,015     3,435,056
                                                        ----------    ----------
         Total deposits                                  5,089,459     4,686,296
Federal funds purchased                                    253,419       319,985
Securities sold under repurchase agreements                674,716       634,993
Short-term borrowings                                      621,532       275,959
Long-term FHLB advances                                    531,035       475,000
Other liabilities                                           54,587        66,939
                                                        ----------    ----------
     Total Liabilities                                   7,224,748     6,459,172

Commitments and Contingencies

Shareholders' Equity Common stock, no par value:
     Authorized:  250,000,000 shares
     Issued and outstanding:  58,246,733 shares - 2003;
         60,516,668 shares - 2002                           12,136        12,609
Capital surplus                                            132,383       188,652
Retained earnings                                          548,521       470,317
Accumulated other comprehensive (loss) income,
     net of tax                                             (3,467)        7,956
                                                        ----------    ----------
     Total Shareholders' Equity                            689,573       679,534
                                                        ----------    ----------
     Total Liabilities and Shareholders' Equity         $7,914,321    $7,138,706
                                                        ==========    ==========

See notes to consolidated financial statements.

Trustmark Corporation
Consolidated Statements of Income
($ in thousands except per share data)

                                                             Years Ended December 31,
                                                         --------------------------------
                                                           2003        2002        2001
                                                         --------    --------    --------
Interest Income
Interest and fees on loans                               $285,684    $305,709    $340,809
Interest on securities:
     Taxable                                               65,332      89,562     123,971
     Tax exempt                                             8,035       8,867       9,463
Interest on federal funds sold and securities
     purchased under reverse repurchase agreements            287         424         921
Other interest income                                          50       1,390         982
                                                         --------    --------    --------
     Total Interest Income                                359,388     405,952     476,146

Interest Expense
Interest on deposits                                       59,327      79,059     126,356
Interest on federal funds purchased and securities
     sold under repurchase agreements                      10,255      12,652      42,390
Other interest expense                                     19,976      22,055      40,496
                                                         --------    --------    --------
     Total Interest Expense                                89,558     113,766     209,242
                                                         --------    --------    --------
Net Interest Income                                       269,830     292,186     266,904
Provision for loan losses                                   9,771      14,107      13,200
                                                         --------    --------    --------

Net Interest Income After Provision
     for Loan Losses                                      260,059     278,079     253,704

Noninterest Income
Service charges on deposit accounts                        54,351      50,056      46,769
Other account charges and fees                             28,101      28,371      29,473
Insurance commissions                                      20,567      17,837      11,635
Mortgage servicing fees                                    16,826      17,247      16,920
Trust service income                                        9,834       9,962       9,423
Securities gains                                           12,231      13,568       2,448
Gains on sales of loans                                    15,938       9,353       9,163
Other income                                                 (305)     (4,524)      6,159
                                                         --------    --------    --------
     Total Noninterest Income                             157,543     141,870     131,990

Noninterest Expense
Salaries and employee benefits                            126,533     119,801     110,540
Net occupancy - premises                                   12,817      12,088      11,576
Equipment expense                                          14,989      15,085      15,651
Services and fees                                          31,283      32,414      30,098
Amortization/impairment of intangible assets               20,874      24,275      14,129
Other expense                                              29,624      30,178      32,273
                                                         ---------   --------    --------
     Total Noninterest Expense                            236,120     233,841     214,267
                                                         ---------   --------    --------

Income Before Income Taxes                                181,482     186,108     171,427
Income taxes                                               62,952      64,968      60,146
                                                         --------    --------    --------
Net Income                                               $118,530    $121,140    $111,281
                                                         ========    ========    ========

Earnings Per Share
     Basic                                               $   2.01    $   1.95    $   1.72
                                                         ========    ========    ========
     Diluted                                             $   2.00    $   1.94    $   1.72
                                                         ========    ========    ========

See notes to consolidated financial statements.

Trustmark Corporation
Consolidated Statements of Changes in Shareholders' Equity
($ in thousands except per share data)

                                                                Common Stock                                Accumulated
                                                            --------------------                               Other
                                                              Shares                Capital     Retained   Comprehensive
                                                            Outstanding  Amount     Surplus     Earnings   (Loss) Income    Total
                                                            -----------  -------    --------    --------   -------------   --------
Balance, January 1, 2001                                     64,755,022  $13,491    $ 94,229    $512,107   $       9,814   $629,641
Comprehensive income:
     Net income per consolidated statements of income                 -        -           -     111,281               -    111,281
     Net change in fair value of
       securities available for sale, net of tax                      -        -           -           -           7,610      7,610
     Net change in fair value of cash flow
       hedges, net of tax                                             -        -           -           -           1,277      1,277
                                                                                                                            -------
          Comprehensive income                                        -        -           -           -               -    120,168
Cash dividends paid ($0.56 per share)                                 -        -           -     (36,001)              -    (36,001)
Common stock issued in business combination                   2,405,630      501      45,521           -               -     46,022
Repurchase and retirement of common stock                    (3,454,981)    (719)    (73,667)          -               -    (74,386)
                                                            -----------  -------    --------    --------   -------------   --------
Balance, December 31, 2001                                   63,705,671   13,273      66,083     587,387          18,701    685,444
Comprehensive income:
     Net income per consolidated statements of income                 -        -           -     121,140               -    121,140
     Net change in fair value of
       securities available for sale, net of tax                      -        -           -           -          (3,845)    (3,845)
     Net change in fair value of cash flow
       hedges, net of tax                                             -        -           -           -          (3,771)    (3,771)
     Net change in unfunded accumulated benefit
       obligation, net of tax                                         -        -           -           -          (3,129)    (3,129)
                                                                                                                           --------
          Comprehensive income                                        -        -           -           -               -    110,395
Cash dividends paid ($0.62 per share)                                 -        -           -     (38,210)              -    (38,210)
Common stock issued, long-term incentive plan                    65,712       14         668           -               -        682
Repurchase and retirement of common stock                    (3,254,715)    (678)    (78,099)          -               -    (78,777)
Transfer to capital surplus                                           -        -     200,000    (200,000)              -          -
                                                            -----------  -------    --------    --------   -------------   --------
Balance, December 31, 2002                                   60,516,668   12,609     188,652     470,317           7,956    679,534
Comprehensive income:
     Net income per consolidated statements of income                 -        -           -     118,530               -    118,530
     Net change in fair value of
       securities available for sale, net of tax                      -        -           -           -         (17,518)   (17,518)
     Net change in fair value of cash flow
       hedges, net of tax                                             -        -           -           -           2,966      2,966
     Net change in unfunded accumulated benefit
        obligation, net of tax                                        -        -           -           -           3,129      3,129
                                                                                                                           --------
          Comprehensive income                                        -        -           -           -               -    107,107
Cash dividends paid ($0.69 per share)                                 -        -           -     (40,326)              -    (40,326)
Common stock issued, long-term incentive plan                   105,916       22       2,185           -               -      2,207
Compensation expense, long-term incentive plan                        -        -         406           -               -        406
Repurchase and retirement of common stock                    (2,375,851)    (495)    (58,860)          -               -    (59,355)
                                                            -----------  -------    --------    --------   -------------   --------
Balance, December 31, 2003                                   58,246,733  $12,136    $132,383    $548,521   $      (3,467)  $689,573
                                                            ===========  =======    ========    ========   =============   ========

See notes to consolidated financial statements.

Trustmark Corporation
Consolidated Statements of Cash Flows
($ in thousands)

                                                                            Years Ended December 31,
                                                                     --------------------------------------
                                                                        2003          2002          2001
                                                                     ----------    ----------    ----------
Operating Activities
Net income                                                           $  118,530    $  121,140    $  111,281
Adjustments to reconcile net income to net cash provided
     by operating activities:
        Provision for loan losses                                         9,771        14,107        13,200
        Depreciation and amortization/impairment                         33,056        36,871        26,864
        Net amortization of securities                                   19,570         1,062           785
        Securities gains                                                (12,231)      (13,568)       (2,448)
        Gains on sales of loans                                         (15,938)       (9,353)       (9,163)
        Deferred income tax provision (benefit)                           3,238        (5,104)        3,111
        Proceeds from sale of loans held for sale                     1,494,278     1,059,396     1,235,114
        Purchases and originations of loans held for sale            (1,407,158)   (1,138,231)   (1,099,548)
        Net increase in mortgage servicing rights                       (19,806)      (16,859)      (25,037)
        Net (increase) decrease in other assets                         (21,203)       22,972        (8,902)
        Net decrease in other liabilities                                (2,225)       (7,506)       (5,916)
        Other operating activities, net                                    (100)        3,726         3,522
                                                                     ----------    ----------    ----------
Net cash provided by operating activities                               199,782        68,653       242,863

Investing Activities
Proceeds from calls and maturities of securities held to maturity       452,331       267,055       216,611
Proceeds from calls and maturities of securities available for sale     443,375       440,840       573,765
Proceeds from sales of securities available for sale                    267,895       315,597        14,700
Purchases of securities held to maturity                                 (3,978)      (21,887)            -
Purchases of securities available for sale                           (1,496,002)     (956,684)     (407,796)
Net (increase) decrease in federal funds sold and securities
     purchased under reverse repurchase agreements                      (13,755)      113,564       (31,368)
Net increase in loans                                                  (274,279)      (19,682)      (67,359)
Purchases of premises and equipment                                      (7,850)      (17,340)      (12,892)
Proceeds from sales of premises and equipment                             1,306           738           123
Proceeds from sales of other real estate                                  6,010         4,223         3,676
Net cash paid in business combinations                                  (69,802)       (7,799)      (62,739)
                                                                     ----------    ----------    ----------
Net cash (used in) provided by investing activities                    (694,749)      118,625       226,721

Financing Activities
Net increase in deposits                                                193,345        72,931         7,781
Net decrease in federal funds purchased and securities sold
     under repurchase agreements                                        (26,843)      (82,528)     (229,657)
Net increase (decrease) in other borrowings                             345,573      (282,728)     (332,193)
Proceeds from long-term FHLB advances                                    56,035       250,000       225,000
Cash dividends                                                          (40,326)      (38,210)      (36,001)
Proceeds from exercise of stock options                                   2,207           682             -
Repurchase and retirement of common stock                               (59,355)      (78,777)      (74,386)
                                                                     ----------    ----------    ----------
Net cash provided by (used in) financing activities                     470,636      (158,630)     (439,456)
                                                                     ----------    ----------    ----------
(Decrease) increase in cash and cash equivalents                        (24,331)       28,648        30,128
Cash and cash equivalents at beginning of year                          357,427       328,779       298,651
                                                                     ----------    ----------    ----------
Cash and cash equivalents at end of year                             $  333,096    $  357,427    $  328,779
                                                                     ==========    ==========    ==========


See notes to consolidated financial statements.

NOTE 1 - BUSINESS, BASIS OF FINANCIAL STATEMENT PRESENTATION, SIGNIFICANT ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

BUSINESS
Trustmark Corporation (Trustmark) is a multi - bank holding company headquartered in Jackson, Mississippi. Through its subsidiaries, Trustmark operates as a financial services organization providing banking and financial solutions to corporate institutions and individual customers through over 140 offices in Mississippi, Tennessee and Florida.

BASIS OF FINANCIAL STATEMENT PRESENTATION
The consolidated financial statements include the accounts of Trustmark and its wholly-owned subsidiaries, Trustmark National Bank (TNB) and Somerville Bank & Trust Company. All intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights.

Certain reclassifications have been made to prior periods to conform to the current year presentation.

SIGNIFICANT ACCOUNTING POLICIES

Trading Account Securities

Trading account securities are purchased and held for resale in anticipation of short-term market movements. Trading account securities typically consist of debt securities and are carried at fair value. Gains and losses, both realized and unrealized, are classified as other income.

Securities Available for Sale and Held to Maturity

Management determines the appropriate classification of securities at the time of purchase. Debt securities are classified as held to maturity when Trustmark has the intent and ability to hold the security to maturity. Securities held to maturity are stated at amortized cost.

Securities not classified as held to maturity or trading are classified as available for sale and are stated at fair value. Unrealized gains and losses, net of tax, on these securities are recorded in shareholders' equity as accumulated other comprehensive (loss) income. Securities classified as available for sale include securities that may be used as part of the asset/liability strategy or that may be sold in response to interest rate movements, liquidity needs, changes in prepayment expectations or for other business purposes.

The amortized cost of securities available for sale and held to maturity is adjusted for amortization of premiums and accretion of discounts to maturity, determined using the interest method. Such amortization and accretion is included in interest income on securities. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported as securities gains (losses) in noninterest income.

Loans Held for Sale

Mortgage loans held for sale in the secondary market that are hedged using fair value hedges are carried at estimated fair value on an aggregate basis.
Substantially all mortgage loans held for sale are hedged. These loans are primarily first-lien mortgage loans originated or purchased by Trustmark. Adjustments to reflect market value and realized gains and losses upon ultimate sale of the loans are classified as other income. Deferred loan fees and costs are reflected in the basis of loans held for sale, and as such, impacts the resulting gain or loss when loans are sold.

Loans

Loans are stated at the amount of unpaid principal, adjusted for the net amount of direct costs and nonrefundable loan fees associated with lending. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process, including commitment fees, is deferred and accreted to interest income over the lives of the loans using a method that approximates the interest method. Interest on loans is accrued and recorded as interest income based on the outstanding principal balance.

A loan is classified as nonaccrual and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest becomes 90 days past due or if Management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. Interest received on nonaccrual loans is applied against principal. Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

A loan is considered impaired when, based on current information and events, it is probable that Trustmark will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans classified as nonaccrual, excluding residential mortgages, consumer and other homogeneous loans, are considered impaired loans. Specific allowances for impaired loans are based on comparisons of the recorded carrying values of the loans to the present value of these loans' estimated cash flows at each loan's original effective interest rate, the fair value of the collateral or the loans' observable market prices. The policy for recognizing income on impaired loans is consistent with the nonaccrual policy.

Allowance for Loan Losses

The allowance for loan losses is established through provisions for estimated loan losses charged against earnings. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is maintained at a level believed adequate by Management to absorb estimated probable loan losses. Management's periodic evaluation of the adequacy of the allowance is based on identified loan impairments, Trustmark's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to expense over the estimated useful lives of the assets, which are up to thirty-nine years for buildings and three to seven years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases, or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization expenses are computed using both straight-line and accelerated methods. Trustmark continually evaluates whether events and circumstances have occurred that indicate that such long-lived assets have been impaired. Measurement of any impairment of such long-lived assets is based on those assets' fair values. There were no impairment losses on premises and equipment recorded during 2003, 2002 or 2001.

Intangible Assets

Intangible assets consist of goodwill, identifiable intangible assets and mortgage servicing rights. Effective January 1, 2002, Trustmark adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." This statement requires that goodwill no longer be amortized, while amortizing other identifiable intangibles over their respective useful lives to their estimated residual values and measuring these assets for possible impairment. Included in Note 7 - "Intangible Assets" are the specific carrying values, amortization and pro forma disclosures as required by SFAS No. 142.

Goodwill, which represents the excess of cost over the fair value of the net assets of an acquired business, was amortized on a straight-line method up to twenty years prior to the adoption of SFAS No. 142. Effective January 1, 2002, goodwill is no longer amortized but tested for impairment annually.

Identifiable intangible assets, comprised primarily of core deposit intangibles and insurance customer relationship intangibles, represent the net present value of the future economic benefits related to the use of an acquired deposit and insurance base. These assets are being amortized on a straight-line method up to fifteen years. The results of straight-line amortization are not materially different from an accelerated method. In addition, during the third quarter of 2003, Trustmark purchased a banking charter for $1.0 million in order to facilitate its entry into the state of Florida. This identifiable intangible asset is being amortized over 20 years.

Mortgage servicing rights are rights to service mortgage loans for others, whether the loans were acquired through purchase or loan origination. Purchased mortgage servicing rights are capitalized at cost. For loans originated and sold where the servicing rights have been retained, Trustmark allocates the cost of the loan and the servicing right based on their relative fair values. Mortgage servicing rights are amortized over the estimated period of the related net servicing income.

Impairment of goodwill, core deposit intangibles and insurance customer relationship intangibles are evaluated annually or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment, if any, for mortgage servicing rights is recognized through a valuation allowance with a corresponding charge to noninterest expense that is determined using estimated fair values based on specific risk characteristics of the underlying mortgages. During the quarter ended September 30, 2003, Trustmark expanded its risk characteristics, which had previously included product type and term, to include interest rates on the underlying mortgages. This change in estimate was necessary because of the recent volatile interest rate environment and reduced income before income taxes during 2003 by approximately $2.7 million ($1.7 million after tax or $0.03 per share).

Other Real Estate Owned

Other real estate owned includes assets that have been acquired in satisfaction of debt through foreclosure. Other real estate owned is reported in other assets and is recorded at the lower of cost or estimated fair value less the estimated cost of disposition. Valuation adjustments required at foreclosure are charged to the allowance for loan losses. Subsequent to foreclosure, losses on the periodic revaluation of the property are charged to current period earnings as other expense. Costs of operating and maintaining the properties, net of related income and gains (losses) on their disposition, are charged to other expense as incurred. Improvements made to properties are capitalized if the expenditures are expected to be recovered upon the sale of the property.

Derivative Financial Instruments

Trustmark utilizes various derivative financial instruments as part of its risk management strategy. Trustmark is also required to recognize certain contracts and commitments as a derivative when the characteristics of those contracts and commitments meet the definition of a derivative. Trustmark's derivative financial instruments consist of mortgage related instruments, interest rate swaps and interest rate floors/caps.

Under the guidelines of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, all derivative instruments are required to be carried at fair value on the balance sheet. SFAS No. 133 also provides special hedge accounting provisions. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS No. 133. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged on the hedged asset or liability on the balance sheet with corresponding offsets recorded in other income. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability.

Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive (loss) income within shareholders' equity, net of tax. Amounts are reclassified from other comprehensive (loss) income to the income statement in the period the hedged forecasted transaction affects net income.

Under both the fair value and cash flow hedge methods, derivative gains and losses not effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in other income.

Income Taxes

Trustmark accounts for deferred income taxes using the liability method. Deferred tax assets and liabilities are based on temporary differences between the financial statement carrying amounts and tax basis of Trustmark's assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled.

Stock - Based Compensation

Effective  January  1,  2003,  Trustmark  adopted  the  fair  value  recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" prospectively to all awards granted, modified or settled after January 1, 2003. Under the provisions of this statement, compensation expense is recognized by the straight line method for grants issued after January 1, 2003, utilizing the fair value of the grants over the vesting period. This change did not have a material impact on Trustmark's consolidated financial statements. Trustmark estimates the fair value of each option granted using the Black-Scholes option-pricing model. Prior to January 1, 2003, Trustmark accounted for incentive stock options under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, because the exercise price of Trustmark's stock options equaled the market price for the underlying stock on the date of grant, no compensation expense was recognized. The following table reflects pro forma net income and earnings per share for the periods presented, had Trustmark elected to adopt the fair value approach for all outstanding options prior to January 1, 2003 ($ in thousands except per share data):

                                                   2003       2002        2001
                                                 --------   --------   --------
Net income,
     as reported                                 $118,530   $121,140   $111,281
Add:  Total stock-based employee compensation
      expense included in reported net income,
      net of related tax effects                      256          -          -
Deduct: Total stock-based employee
      compensation expense determined
      under fair value based method for
      all awards, net of related tax effects       (1,344)    (1,530)    (1,315)
                                                 --------   --------   --------
     Pro forma net income                        $117,442   $119,610   $109,966
                                                 ========   ========   ========
Earnings per share:
     As reported
          Basic                                  $   2.01   $   1.95   $   1.72
          Diluted                                    2.00       1.94       1.72
     Pro forma
          Basic                                   $  1.99   $   1.92    $  1.70
          Diluted                                    1.98       1.92       1.70

The following table reflects the fair value of stock options at their grant date and the weighted average assumptions which were utilized in the Black-Scholes option-pricing model.

                                                   2003       2002       2001
                                                 --------   --------   --------
Fair value of options                            $  6.45    $  8.51    $  7.54
Risk-free investment rate                           4.01%      5.21%      5.24%
Expected volatility                                24.71%     27.04%     30.60%
Expected dividend yield                             2.72%      2.40%      2.63%
Expected life (in years)                             10         10         10

Statements of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks. Trustmark paid income taxes approximating $59.1 million in 2003, $70.4 million in 2002 and $55.6 million in 2001. Interest paid on deposit liabilities and other borrowings approximated $91.1 million in 2003, $119.2 million in 2002 and $222.9 million in 2001. For the years ended December 31, 2003, 2002 and 2001, noncash transfers from loans to foreclosed properties were $5.3 million, $6.8 million and $5.2 million, respectively. Assets acquired during 2003 as a result of business combinations totaled $233 million, while liabilities assumed totaled $209 million. Assets acquired during 2001 as a result of business combinations totaled $671 million, while liabilities assumed totaled $573 million. During 2003, $50 million of long-term FHLB advances were transferred to short-term borrowings compared with $100 million in 2002.

Per Share Data

Basic earnings per share (EPS) is computed by dividing net income by the weighted average shares of common stock outstanding. Diluted EPS is computed by dividing net income by the weighted average shares of common stock outstanding, adjusted for the effect of potentially dilutive stock options outstanding during the period. The following table reflects weighted average shares used to calculate basic and diluted EPS for the periods presented (in thousands):

                                         Years Ended December 31,
                                         ------------------------
                                          2003     2002     2001
                                         ------   ------   ------
Basic shares                             59,009   62,251   64,755
Dilutive shares (due to stock options)      235      165      122
                                         ------   ------   ------
Diluted shares                           59,244   62,416   64,877
                                         ======   ======   ======

RECENT PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (as revised). This interpretation addresses consolidation by business enterprises of variable interest entities, which have one or more of the following characteristics: 1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties including the equity holders; 2) the equity investors lack one or more of the essential characteristics of a controlling financial interest and 3) the equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. Application of this interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities for periods ending after December 15, 2003. Currently, Trustmark does not have any interests in variable interest entities as defined by this interpretation.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The effects of this statement did not have a material impact on Trustmark's consolidated financial position or results of operations upon adoption on June 30, 2003.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement applies to the following three categories of freestanding financial instruments: 1) certain mandatorily redeemable instruments, 2) instruments with repurchase obligations and 3) instruments with obligations to issue a variable number of shares. The statement requires that previously issued instruments that fall within the scope of the statement must be reclassified as liabilities, and subsequent changes in the measurements of the instruments treated as liabilities must flow through to the income statement. For public companies, this statement became effective for all freestanding financial instruments entered into or modified after May 31, 2003. Currently, Trustmark does not have any financial instruments within the scope of this statement.

NOTE 2 - BUSINESS COMBINATIONS

On December 9, 2003, Trustmark and Allied Houston Bank, Houston, Texas, announced the signing of a definitive Branch Purchase and Assumption Agreement pursuant to which Trustmark National Bank will acquire five branches of Allied Houston Bank serving the greater Houston market for a $10 million deposit premium. The Agreement contemplates the assumption of selected deposit accounts of approximately $160 million, the purchase of selected loan accounts of approximately $158 million and the operation of five Allied Houston Bank branch locations. At November 30, 2003, Allied Houston Bank deposits and loans totaled approximately $199 million and $178 million, respectively. The proposed transaction, which is subject to the approval of regulatory authorities and Allied Houston shareholders, is expected to close during the first quarter of 2004.

On August 29, 2003, Trustmark acquired seven Florida branches of The Banc Corporation of Birmingham, Alabama, in a business combination accounted for by the purchase method of accounting. These branches, known as the Emerald Coast Division, serve the markets from Destin to Panama City. In connection with the transaction, Trustmark paid a $46.8 million deposit premium in exchange for $232.8 million in assets and $209.2 million in deposits and other liabilities. Assets consisted of $224.3 million in loans, $6.8 million in premises and equipment and $1.7 million in other assets. These assets and liabilities have been recorded at fair value based on market conditions and risk characteristics at the acquisition date. Loans were recorded at a $1.9 million discount, consisting of a discount for general credit risk of $3.5 million offset by a market premium of $1.6 million. This net discount will be recognized as interest income over the estimated life of the loans. Excess costs over tangible net assets acquired totaled $49.5 million, of which $1.7 million and $47.8 million have been allocated to core deposits and goodwill, respectively.

On June 28, 2002, The Bottrell Insurance Agency, Inc., a wholly-owned subsidiary of TNB, acquired Chandler-Sampson Insurance, Inc. (CSI) in Jackson, Mississippi. This business combination, which is not material to Trustmark, was accounted for under the purchase method of accounting. Excess cost over tangible net assets acquired totaled $10 million, of which $3 million and $7 million have been allocated to other identifiable intangible assets and goodwill, respectively.

On December 14, 2001, Nashoba Bancshares, Inc. (Nashoba) in Germantown, Tennessee, was merged with Trustmark in a business combination accounted for by the purchase method of accounting. Nashoba was the holding company for Nashoba Bank, and at the merger date, Nashoba had $10 million in securities, $147 million in total loans, $163 million in total assets and $132 million in total deposits. The shareholders of Nashoba received $28 million in cash in connection with the merger. Excess cost over tangible net assets acquired totaled $17 million, of which $3 million and $14 million have been allocated to core deposits and goodwill, respectively.

On April 6, 2001, Barret Bancorp, Inc. (Barret) in Barretville, Tennessee, was merged with Trustmark in a business combination accounted for by the purchase method of accounting. Barret was the holding company for Peoples Bank in Barretville, Tennessee, and Somerville Bank & Trust Company in Somerville, Tennessee. At the merger date, Barret had $104 million in securities, $307 million in total loans, $508 million in total assets and $414 million in total deposits. The shareholders of Barret received approximately 2.4 million shares of Trustmark's common stock along with $51 million in cash. Excess cost over tangible net assets acquired totaled $27 million, of which $11 million and $16 million have been allocated to core deposits and goodwill, respectively.

Trustmark's financial statements include the results of operations for the above purchase business combinations from the respective merger dates. The pro forma impact of these acquisitions on Trustmark's results of operations is immaterial.

NOTE 3 - CASH AND DUE FROM BANKS

Trustmark  is required to maintain  average  reserve  balances  with the Federal
Reserve Bank based on a percentage of deposits. The average amounts of those reserves for the years ended December 31, 2003 and 2002, were $36.8 million and $15.2 million, respectively.

NOTE 4 - SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

A summary of the amortized cost and estimated fair value of securities available for sale and held to maturity at December 31, 2003 and 2002, follows ($ in thousands):

                                        Securities Available for Sale                    Securities Held to Maturity
                               ----------------------------------------------   --------------------------------------------
                                             Gross       Gross      Estimated                Gross       Gross     Estimated
                               Amortized   Unrealized  Unrealized     Fair      Amortized  Unrealized  Unrealized    Fair
                                 Cost        Gains      (Losses)      Value       Cost       Gains      (Losses)     Value
                               ----------  ----------  ----------  ----------   ---------  ----------  ----------  ---------
2003
----
U.S. Treasury and other U.S.
    Government agencies        $  301,857  $    1,033  $   (3,858) $  299,032   $       -  $        -  $        -  $       -
Obligations of states and
    political subdivisions         72,243       4,439          (6)     76,676     142,169      12,374          (2)   154,541
Mortgage-backed securities      1,382,136       6,143     (14,111)  1,374,168      36,181         369         (45)    36,505
Corporate debt securities         107,418         448        (753)    107,113           -           -           -          -
Other securities                   75,955       1,049           -      77,004         100           -           -        100
                               ----------  ----------  ----------  ----------   ---------  ----------  ----------  ---------
     Total                     $1,939,609  $   13,112  $  (18,728) $1,933,993   $ 178,450  $   12,743  $      (47) $ 191,146
                               ==========  ==========  ==========  ==========   =========  ==========  ==========  =========

2002
----
U.S. Treasury and other U.S.
    Government agencies        $  182,219  $    9,960  $     (125) $  192,054   $       -  $        -  $        -  $       -
Obligations of states and
    political subdivisions         71,544       5,458           -      77,002     153,707      13,662           -    167,369
Mortgage-backed securities        937,753       9,082      (1,620)    945,215     395,390      15,379         (88)   410,681
Other securities                   48,299           -           -      48,299         100           -           -        100
                               ----------  ----------  ----------  ----------   ---------  ----------  ----------  ---------
     Total                     $1,239,815  $   24,500  $   (1,745) $1,262,570   $ 549,197  $   29,041  $      (88) $ 578,150
                               ==========  ==========  ==========  ==========   =========  ==========  ==========  =========

Temporarily Impaired Securities

The primary components that determine a security's fair value are its coupon rate, maturity and credit characteristics. When the fair value of a security falls below amortized cost it becomes temporarily impaired with an unrealized loss. The table below ($ in thousands) includes securities with unrealized losses at December 31, 2003.

                               Held Less than 12 Months   Held 12 Months or More           Total
                               ------------------------   ----------------------  ----------------------
                               Estimated     Unrealized   Estimated   Unrealized  Estimated   Unrealized
                               Fair Value      Losses     Fair Value    Losses    Fair Value    Losses
                               ----------    ----------   ----------  ----------  ----------  ----------

U.S. Treasury and other U.S.
    Government agencies        $  161,295    $    3,858   $        -  $        -  $  161,295  $    3,858
Obligations of states and
    political subdivisions          2,413             8            -           -       2,413           8
Mortgage-backed securities      1,132,374        14,096        1,954          60   1,134,328      14,156
Corporate debt securities          62,106           753            -           -      62,106         753
Other securities                        -             -          100           -         100           -
                               ----------    ----------   ----------  ----------  ----------  ----------
     Total                     $1,358,188    $   18,715   $    2,054  $       60  $1,360,242  $   18,775
                               ==========    ==========   ==========  ==========  ==========  ==========

The fair market value of all securities were impacted by an upward trend in interest rates during the second half of 2003. Current conditions indicate that the contractual principal value, or the expected maturity, of these securities has not been altered to the extent that these unrealized losses are considered anything but temporary in nature. All of the securities held with unrealized losses that have continued for longer than twelve months are expected to mature, at full principal value, during 2004.

Security Gains and Losses

Gross gains as a result of calls and dispositions of securities available for sale were $12.2 million in 2003, $13.6 million in 2002 and $1.5 million in 2001. During 2003, gross losses on calls and dispositions of these securities were $61 thousand, while there were none in 2002 and $28 thousand realized in 2001. During 2003, 2002 and 2001, there were no sales of securities held to maturity. Gross gains of $75 thousand, $7 thousand and $968 thousand were realized on calls of these securities during 2003, 2002 and 2001, respectively.

Securities Pledged

Securities with a carrying value of $1.7 billion and $1.3 billion at December 31, 2003 and 2002, respectively, were pledged to collateralize public deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Contractual Maturities

The amortized cost and estimated fair value of securities available for sale and held to maturity at December 31, 2003, by contractual maturity, are shown below ($ in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Securities                Securities
                                        Available for Sale         Held to Maturity
                                      -----------------------   -----------------------
                                       Amortized   Estimated     Amortized   Estimated
                                         Cost      Fair Value      Cost      Fair Value
                                      ----------   ----------   ----------   ----------
Due in one year or less               $   10,061   $   10,243   $    8,929   $    9,188
Due after one year through five years    420,963      421,961       44,306       48,072
Due after five years through ten years    95,225       95,258       52,316       56,964
Due after ten years                       31,224       32,363       36,718       40,417
                                      ----------   ----------   ----------   ----------
                                         557,473      559,825      142,269      154,641
Mortgage-backed securities             1,382,136    1,374,168       36,181       36,505
                                      ----------   ----------   ----------   ----------
     Total                            $1,939,609   $1,933,993   $  178,450   $  191,146
                                      ==========   ==========   ==========   ==========

NOTE 5 - LOANS

At December 31, 2003 and 2002, loans consisted of the following ($ in thousands):

                                                      2003         2002
                                                   ----------   ----------
Real estate loans:
     Construction and land development             $  406,257   $  286,500
     Secured by 1-4 family residential properties   1,663,915    1,330,604
     Secured by nonfarm, nonresidential properties    858,708      811,289
     Other                                            156,524      112,923
Loans to finance agricultural production               30,815       37,452
Commercial and industrial                             787,094      776,510
Consumer                                              787,316      833,384
Obligations of states and political subdivisions      173,296      162,644
Other loans                                            56,127       66,380
                                                   ----------   ----------
     Loans                                          4,920,052    4,417,686
     Less allowance for loan losses                    74,276       74,771
                                                   ----------   ----------
         Net loans                                 $4,845,776   $4,342,915
                                                   ==========   ==========

Trustmark does not have any loan concentrations other than those reflected in the preceding table which exceed 10% of total loans. At December 31, 2003, Trustmark's geographic loan distribution was concentrated primarily in its Mississippi, Tennessee and Florida markets.

Changes in the allowance for loan losses were as follows ($ in thousands):

                                        2003       2002       2001
                                       -------    -------    -------

Balance at January 1                   $74,771    $75,534    $65,850
Provision charged to expense             9,771     14,107     13,200
Loans charged off                      (19,208)   (24,035)   (22,698)
Recoveries                               8,942      9,165      7,604
                                       -------    -------    -------
Net charge-offs                        (10,266)   (14,870)   (15,094)
Allowance applicable to loans
     of acquired banks                       -          -     11,578
                                       -------    -------    -------
Balance at December 31                 $74,276    $74,771    $75,534
                                       =======    =======    =======

At December 31, 2003 and 2002, the carrying amounts of nonaccrual loans were $23.9 million and $31.6 million, respectively. Included in these nonaccrual loans at December 31, 2003 and 2002, are loans that are considered to be impaired, which totaled $16.5 and $24.2 million, respectively. At December 31, 2003, the total allowance for loan losses related to impaired loans was $4.9 million compared with $6.8 million at December 31, 2002. The average carrying amounts of impaired loans during 2003, 2002 and 2001 were $21.3 million, $29.9 million and $22.7 million, respectively. No material amounts of interest income were recognized on impaired loans or nonaccrual loans for each of the years in the three-year period ended December 31, 2003.

Trustmark makes loans in the normal course of business to certain directors, including their immediate families and companies in which they are principal owners. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and do not involve more than the normal risk of collectability at the time of the transaction. At December 31, 2003 and 2002, total loans to these persons were $80.5 million and $62.2 million, respectively. During 2003, $772.6 million of new loan advances were made while repayments were $754.3 million. No loans were reclassified as a result of directors' retirements or changes in position of executive officers during the year.

NOTE 6 - PREMISES AND EQUIPMENT

At December 31, 2003 and 2002, premises and equipment are summarized as follows ($ in thousands):


                                                       2003         2002
                                                     --------     --------
Land                                                 $ 24,725     $ 22,059
Buildings and leasehold improvements                  111,037      105,422
Furniture and equipment                               103,983      108,130
                                                     --------     --------
     Total cost of premises and equipment             239,745      235,611
Less accumulated depreciation and amortization        131,371      131,498
                                                     --------     --------
     Premises and equipment, net                     $108,374     $104,113
                                                     ========     ========

NOTE 7 - INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2003, 2002 and 2001, are as follows ($ in thousands):


                                        General
                                        Banking    Insurance     Total
                                       ---------   ---------   ---------
Balance as of January 1, 2001          $       -   $  11,913   $  11,913
Additions from business combinations      30,492           -      30,492
Purchase accounting adjustments                -         (69)        (69)
Amortization                                (433)       (899)     (1,332)
                                       ---------   ---------   ---------
Balance as of December 31, 2001           30,059      10,945      41,004
Addition from business combination             -       6,638       6,638
Purchase accounting adjustments              438         (52)        386
                                       ---------   ---------   ---------
Balance as of December 31, 2002           30,497      17,531      48,028
Addition from business combination        47,849           -      47,849
                                       ---------   ---------   ---------
Balance as of December 31, 2003        $  78,346   $  17,531   $  95,877
                                       =========   =========   =========

During the first quarter of 2004, Trustmark realigned its management reporting structure and as a result, goodwill reportable by Trustmark is included in two segments: General Banking, which includes two reporting units, Somerville and TNB, and Insurance, which includes the reporting unit, Bottrell Insurance Agency. Trustmark performed an impairment test on its goodwill assets during 2003 and 2002 which indicated that no impairment charge was required.

The following table sets forth net income and earnings per share excluding goodwill amortization for the years ended December 31, 2003, 2002 and 2001 ($ in thousands, except per share data):

                                         2003       2002       2001
                                       --------   --------   --------
Net income as reported                 $118,530   $121,140   $111,281
Goodwill amortization, net of tax             -          -        866
                                       --------   --------   --------
Pro forma net income                   $118,530   $121,140   $112,147
                                       ========   ========   ========

Earnings per share:
     As reported
       Basic                           $   2.01   $   1.95   $   1.72
       Diluted                             2.00       1.94       1.72
     Pro forma
       Basic                           $   2.01   $   1.95   $   1.73
       Diluted                             2.00       1.94       1.73

Other Identifiable Intangible Assets

At December 31, 2003 and 2002, other identifiable intangible assets consisted of the following ($ in thousands):

                                      2003                           2002
                          ----------------------------   ----------------------------
                          Gross Carrying  Accumulated    Gross Carrying  Accumulated
                              Amount      Amortization        Amount     Amortization
                          --------------  ------------   --------------  ------------
Core deposit intangibles  $       40,225  $     21,665   $       38,549  $    19,261
Insurance intangibles              3,180           827            3,180          276
Banking charter                    1,025            17                -            -
                          --------------  ------------   --------------  -----------
   Total amortizable              44,430        22,509           41,729       19,537
Pension plan intangible                -             -              596            -
                          --------------  ------------   --------------  -----------
   Total                  $       44,430  $     22,509   $      $42,325  $    19,537
                          ==============  ============   ==============  ===========

During 2003, Trustmark acquired $1.7 million of core deposit intangible assets resulting from the Emerald Coast branch purchase, which have a weighted average amortization period of 10 years. In order to facilitate its entry into Florida, Trustmark acquired an existing Florida state bank charter for $1.0 million from an unrelated party. This bank charter has an amortization period of 20 years. During 2002, Trustmark recorded an intangible asset related to the unrecognized prior service cost of the pension plan in the amount of $596 thousand. During 2003, this unamortized asset was reviewed and subsequently reversed based on the value of the pension plan's assets compared with its accumulated benefit obligation. During 2003 and 2002, Trustmark recorded $3.0 million and $3.2 million, respectively, of amortization of other identifiable intangible assets.

Trustmark estimates that amortization expense for intangible assets will be $2.1 million in 2004 and $1.9 million in 2005, 2006, 2007 and 2008.

Mortgage Servicing Rights

The changes in the carrying amount of mortgage servicing rights for the years ended December 31, 2003, 2002 and 2001, are as follows ($ in thousands):

                                    Gross                     Net
                                   Carrying    Valuation    Carrying
                                    Amount     Allowance     Amount
                                   --------    ---------    --------
Balance as of January 1, 2001      $ 43,153    $       -    $ 43,153
Additions                            20,523            -      20,523
Amortization / impairment            (8,205)      (2,000)    (10,205)
                                   --------    ---------    --------
Balance as of December 31, 2001      55,471       (2,000)     53,471
Additions                            17,376            -      17,376
Amortization / impairment           (11,540)     (10,480)    (22,020)
                                   --------    ---------    --------
Balance as of December 31, 2002      61,307      (12,480)     48,827
Additions                            18,782            -      18,782
Amortization / impairment           (14,515)      (3,387)    (17,902)
                                   --------    ---------    --------
Balance as of December 31, 2003    $ 65,574    $ (15,867)   $ 49,707
                                   ========    =========    ========

NOTE 8 - DEPOSITS

At December 31, 2003 and 2002, deposits consisted of the following ($ in thousands):
                                      2003            2002
                                   ----------      ----------
DDA, NOW, MMDA                     $2,543,694      $2,193,422
Savings                               828,256         744,386
Time                                1,717,509       1,748,488
                                   ----------      ----------
    Total deposits                 $5,089,459      $4,686,296
                                   ==========      ==========

The aggregate amount of time deposits of $100,000 or more at December 31, 2003, was $454.3 million.

The maturities of interest-bearing deposits at December 31, 2003, are as follows ($ in thousands):

2004                                                                 $1,221,380
2005                                                                    332,726
2006                                                                     89,601
2007                                                                     47,246
2008 and thereafter                                                      26,556
                                                                     ----------
    Total time deposits                                               1,717,509
Interest-bearing deposits with no stated maturity                     2,042,506
                                                                     ----------
       Total interest-bearing deposits                               $3,760,015
                                                                     ==========

NOTE 9 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

At December 31, 2003 and 2002, the carrying values of securities sold under repurchase agreements, by contractual maturity, are as follows ($ in thousands):

                                                             2003        2002
                                                           --------    --------
 Demand/In one day                                         $472,040    $554,253
 Term up to 30 days                                          45,006      27,741
 Term of 30 to 90 days                                       93,198      10,999
 Term of 90 days and over                                    64,472      42,000
                                                           --------    --------
      Total                                                $674,716    $634,993
                                                           ========    ========

The weighted average interest rates for these repurchase agreements were 0.89% and 1.12% at December 31, 2003 and 2002, respectively. Specific U.S. Treasury and other U.S. Government agencies securities with carrying values of $916 million at December 31, 2003, and $784 million at December 31, 2002, collateralize the repurchase agreements. The fair value of this collateral approximated $913 million at December 31, 2003, and $800 million at December 31, 2002.

NOTE 10 - BORROWINGS

Short-Term Borrowings

At December 31, 2003 and 2002, short-term borrowings consisted of the following ($ in thousands):

                                                            2003         2002
                                                           --------    --------
Term federal funds purchased                               $252,000    $100,000
FHLB advances                                               300,000     107,710
Treasury tax and loan note option account                    46,687      45,985
Other                                                        22,845      22,264
                                                           --------    --------
     Total                                                 $621,532    $275,959
                                                           ========    ========

Trustmark has received advances from the FHLB, which are classified as short-term and are collateralized by a blanket lien on Trustmark's single-family, multi-family, home equity and commercial mortgage loans. Four of these advances have fixed rates and range in size from $25 million to $100 million with interest rates from 1.06% to 5.30% and maturities from January to September 2004. An additional floating rate advance of $100 million, which matures in August 2004, currently has an interest rate of 1.14%, which is reset quarterly based on the three-month LIBOR.

The treasury tax and loan note option account, which is collateralized by a pledge of U.S. Treasury, U.S. Government agencies and state, county and municipal securities as required by the Department of the Treasury, is an open-ended interest-bearing note maintained at the Federal Reserve Bank. Interest is charged at the weekly Federal Funds rate minus 25 basis points.

Long-Term Federal Home Loan Bank Advances

Trustmark has received noncallable advances totaling $531 million at December 31, 2003, and $475 million at December 31, 2002, which are collateralized by a blanket lien on Trustmark's single-family, multi-family, home equity and commercial mortgage loans. Advances totaling $450 million mature in 2005, $75.2 million in 2006, $4.3 million in 2008 and $1.5 million in 2009. These advances have interest rates ranging from 1.11% to 6.80%. Interest rates on two advances are reset quarterly based on the three-month LIBOR. At December 31, 2003, Trustmark had $442.6 million available in unused FHLB advances.

Line of Credit

In June 2002, Trustmark entered into a two-year line of credit arrangement enabling borrowings up to $50 million, subject to certain financial covenants. At December 31, 2003, Trustmark had not utilized this line of credit.

NOTE 11 - INCOME TAXES

The income tax provision included in the statements of income is as follows ($ in thousands):
                                               2003         2002         2001
                                              -------      -------      -------
Current
     Federal                                  $51,802      $60,969      $49,992
     State                                      7,912        9,103        7,043
Deferred
     Federal                                    2,825       (4,364)       2,782
     State                                        413         (740)         329
                                              -------      -------      -------
          Income tax provision                $62,952      $64,968      $60,146
                                              =======      =======      =======

The income tax provision differs from the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes as a result of the following ($ in thousands):

                                               2003         2002         2001
                                              -------      -------      -------

Income tax computed at statutory tax rate     $63,519      $65,138      $59,999
Tax exempt interest                            (5,217)      (5,753)      (6,384)
Nondeductible interest expense                    246          357          703
State income taxes, net                         5,410        5,436        4,792
Other                                          (1,006)        (210)       1,036
                                              -------      -------      -------
          Income tax provision                $62,952      $64,968      $60,146
                                              =======      =======      =======

Temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities give rise to the following net deferred tax assets at December 31, 2003 and 2002, which are included in other assets ($ in thousands):

                                                            2003         2002
                                                           -------      -------
Deferred tax assets
     Allowance for loan losses                             $28,336      $28,467
     Deferred compensation                                   7,449        6,860
     Unrealized losses on available for sale securities      2,148            -
     Interest rate contracts                                 1,832        1,642
     Pension plan                                                -          814
     Other                                                   6,117        4,194
                                                           -------      -------
           Gross deferred tax asset                         45,882       41,977
                                                           -------      -------

Deferred tax liabilities
     Premises and equipment                                  6,291        4,965
     Goodwill and other identifiable intangibles             5,978        5,045
     Pension plan                                            3,325            -
     Securities                                              3,077        1,100
     Mortgage servicing rights                               2,431          890
     Unrealized gains on available for sale securities           -        8,704
     Other                                                   1,477          861
                                                           -------      -------
           Gross deferred tax liability                     22,579       21,565
                                                           -------      -------
              Net deferred tax asset                       $23,303      $20,412
                                                           =======      =======

Trustmark has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

NOTE 12 - ASSOCIATE BENEFIT PLANS

Early Retirement Program

In February 2003, Trustmark announced a voluntary early retirement program for associates ages 58 and above with ten or more years of service. This program was accepted by 116 associates, or 4.75% of Trustmark's workforce. The cost of this program, which is included in salaries and benefits, includes a charge of $2.9 million in salaries, $2.0 million in net periodic pension costs and $1.2 million in other employee benefits.

Pension Plan

Trustmark maintains a defined noncontributory pension plan which covers substantially all associates with more than one year of service. The plan provides pension benefits that are based on the length of credited service and final average compensation as defined in the plan. Trustmark's policy is to fund amounts allowable for federal income tax purposes.

The following tables present information regarding the benefit obligation, plan assets, funded status of the plan, accumulated benefit obligation and net periodic pension costs ($ in thousands):

                                                             December 31,
                                                         -------------------
                                                          2003        2002
                                                         -------     -------
Change in projected benefit obligation
  Benefit obligation, beginning of year                  $72,229     $64,201
  Service cost                                             2,571       2,781
  Interest cost                                            4,569       4,862
  Actuarial loss                                           3,947       4,706
  Benefit payments                                       (15,057)     (4,580)
  Prior service cost                                        (473)        259
                                                         -------     -------
    Projected benefit obligation, end of year             67,786      72,229

Change in plan assets
  Fair value of plan assets, beginning of year            55,233      58,751
  Actual return on plan assets                             7,417      (1,277)
  Employer contributions                                  10,000       2,339
  Benefit payments                                       (15,057)     (4,580)
                                                         -------     -------
    Fair value of plan assets, end of year                57,593      55,233
                                                         -------     -------

Funded status of plan assets
  Plan assets less than projected benefit obligation     (10,193)    (16,996)
  Unrecognized prior service cost                         (2,498)        596
  Unrecognized net loss                                   21,383      19,338
                                                         -------     -------
    Prepaid pension assets recorded in balance sheets    $ 8,692     $ 2,938
                                                         =======     =======

Amounts recognized in the balance sheets
  Prepaid pension asset recorded in balance sheets       $ 8,692     $ 2,938
  Accrued minimum pension liability                            -      (5,663)
  Intangible asset                                             -         596
  Accumulated other comprehensive income                       -       5,067
                                                         -------     -------
    Prepaid pension assets recorded in balance sheets    $ 8,692     $ 2,938
                                                         =======     =======

Accumulated benefit obligation
  Projected benefit obligation                           $67,786     $72,229
  Accumulated benefit obligation                          57,424      57,958
  Fair value of plan assets                               57,593      55,233

                                                   Years Ended December 31,
                                                  --------------------------
                                                   2003      2002      2001
                                                  ------    ------    ------
Net periodic pension cost
  Service cost - benefits earned during
     the period                                   $2,571    $2,781    $3,042
  Interest cost on projected benefit obligation    4,569     4,862     4,194
  Expected return on plan assets                  (5,514)   (5,935)   (5,721)
  Amortization of prior service cost                 242       212       262
  Amortization of net obligation at transition         -      (213)     (364)
  Recognized net loss due to settlement            2,378         -         -
                                                  ------    ------    ------
    Net periodic benefit cost                     $4,246    $1,707    $1,413
                                                  ======    ======    ======

Weighted-average assumptions as of end of year     2003      2002      2001
                                                  ------    ------    ------
  Discount rate for benefit obligations            6.50%     7.00%     7.50%
  Discount rate for net periodic benefit cost      7.00%     7.50%     7.75%
  Expected long-term return on plan assets         9.00%     9.00%     9.00%
  Rate of compensation increase                    4.00%     4.00%     4.00%

Plan Assets

Trustmark's pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:
                                                             2003      2002
                                                            ------    ------
  Fixed income securities                                    37.2%     40.2%
  Equity mutual funds                                        61.7%     55.6%
  Other                                                       1.1%      4.2%
                                                            ------    ------
    Total                                                   100.0%    100.0%
                                                            ======    ======

The strategic objective of the plan focuses on capital growth with moderate income. The plan is managed on a total return basis with the return objective set as a reasonable actuarial rate of return on plan assets net of investment management fees. Moderate risk is assumed given the average age of plan participants and the need to meet the required rate of return. Equity and fixed income securities are utilized to allow for capital appreciation while fully diversifying the portfolio with more conservative fixed income investments. The target asset allocation range for the portfolio is 0-15% Cash & Equivalents, 25-45% Fixed Income, 35-65% Domestic Equity, and 0-20% International Equity. Changes in allocations are a result of tactical asset allocation decisions and fall within the aforementioned percentage range for each major asset class.

Trustmark selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period in which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

Contributions

The acceptable range of contributions to the plan is determined each year by the plan's actuary. In 2004, Trustmark's minimum required contribution is expected to be zero; however, Trustmark's management and Board of Directors plan to make a contribution of up to $7 million. The actual amount of the contribution will be determined based on the plan's funded status and return on plan assets as of the measurement date, which is October 31st.

Estimated Future Pension Benefit Payments

The following pension plan benefit payments, which reflect expected future service, are expected to be paid:

  2004                                                     $5,651,708
  2005                                                      5,510,722
  2006                                                      5,133,349
  2007                                                      5,513,491
  2008                                                      6,249,023
  2009 - 2013                                              35,194,830

Post Retirement Benefits

Trustmark does not provide post-retirement or post-employment benefits to associates at normal retirement other than pension benefits.

Defined Contribution Plan

Trustmark provides associates with a self-directed 401(k) retirement plan which allows associates to contribute a percentage of base pay, within limits provided by the Internal Revenue Code and accompanying regulations, into the plan. Trustmark's contributions to this plan were $2.8 million in 2003, $3.0 million in 2002 and $2.7 million in 2001.

Supplemental Retirement Program

Trustmark provides a deferred compensation plan covering directors, key executives and senior officers. Participants in the deferred compensation plan can defer a portion of their compensation for payment after retirement. Life insurance contracts have been purchased which may be used to fund payments under the plan. Net expenses related to this plan were $1.4 million in 2003, $761 thousand in 2002 and $1.6 million in 2001.

Long-Term Incentive Plan

Trustmark's incentive stock plan provides for the granting of incentive stock options and nonqualified stock options. Stock options are granted at an exercise price equal to the market value of the stock at the date of grant and are exercisable for a period not to exceed ten years from the date of grant. The maximum number of shares that can be granted under this plan is 7.0 million shares. The following tables summarize Trustmark's option activities for 2003, 2002 and 2001:

                                        2003                   2002                   2001
                                --------------------   --------------------   --------------------
                                             Average                Average                Average
                                             Option                 Option                 Option
                                 Shares      Price      Shares      Price      Shares      Price
                                ---------    -------   ---------    -------   ---------    -------
Outstanding, beginning of year  1,450,161    $ 21.85   1,232,100    $ 20.27     880,500    $ 19.70
Granted                           371,200      24.32     392,350      25.43     371,100      21.68
Exercised                        (109,128)     20.97    (114,414)     17.08     (11,500)     21.67
Forfeited                        (102,063)     22.89     (59,875)     22.13      (8,000)     20.68
                                ---------              ---------              ---------
Outstanding, end of year        1,610,170      22.41   1,450,161      21.85   1,232,100      20.27
                                =========              =========              =========

Exercisable, end of year          759,797      21.11     583,401      20.57     423,101      19.32
                                =========              =========              =========

                    Options Outstanding                          Options Exercisable
-------------------------------------------------------------   ----------------------
                                                     Weighted                 Weighted
                  Outstanding     Weighted Average   Average    Exercisable   Average
   Range of       December 31,    Remaining Years    Exercise   December 31,  Exercise
Exercise Prices       2003         to Expiration      Price         2003       Price
---------------   ------------   -----------------   --------   -----------   --------
$11.76 - $14.70         49,197          3.4          $ 13.53       49,197     $ 13.53
$17.64 - $20.58        258,863          6.3            18.06      178,892       18.06
$20.58 - $23.52        612,385          6.1            22.19      452,117       22.37
$23.52 - $26.46        663,225          8.8            24.77       79,591       25.46
$26.46 - $29.40         26,500          9.7            27.23            -           -
                     ---------                                    -------
                     1,610,170          7.2            22.41      759,797       21.11
                     =========                                    =======

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Lending Related

Trustmark makes commitments to extend credit and issues standby and commercial letters of credit in the normal course of business in order to fulfill the financing needs of its customers.

Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions. Commitments generally have fixed expiration dates or other termination clauses. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Trustmark applies the same credit policies and standards as it does in the lending process when making these commitments. The collateral obtained is based upon the assessed creditworthiness of the borrower. At December 31, 2003 and 2002, Trustmark had commitments to extend credit of $1.2 billion and $1.1 billion, respectively.

Standby and commercial letters of credit are conditional commitments issued by Trustmark to insure the performance of a customer to a third party. Trustmark issues financial and performance standby letters of credit in the normal course of business in order to fulfill the financing needs of its customers. A financial standby letter of credit is a commitment by Trustmark to guarantee a customer's repayment of an outstanding loan or debt instrument. Trustmark guarantees a customer's performance to a third party under a contractual nonfinancial obligation through the use of a performance standby letter of credit. When issuing letters of credit, Trustmark uses essentially the same policies regarding credit risk and collateral which are followed in the lending process. At December 31, 2003 and 2002, Trustmark's maximum exposure to credit loss in the event of nonperformance by the other party for standby and commercial letters of credit was $73.6 million and $70.4 million, respectively. These amounts consist primarily of commitments with maturities of less than three years, which have an immaterial carrying value. Trustmark holds collateral to support standby letters of credit when deemed necessary. As of December 31, 2003, the fair value of collateral held was $22.0 million.

Lease Commitments

Trustmark currently has lease commitments for banking premises and equipment, which expire from 2004 to 2020. These commitments contain renewal options, which extend the base lease from 5 to 20 years. Rental expense approximated $3.9 million in 2003, $3.7 million in 2002 and $3.6 million in 2001.

At December 31, 2003, future minimum rental commitments under noncancellable leases for banking premises and general offices and equipment are as follows ($ in thousands):

    2004                            $ 2,729
    2005                              1,750
    2006                              1,208
    2007                                973
    2008                                816
    Thereafter                        8,944
                                    -------
       Total                        $16,420
                                    =======

Legal Proceedings

Trustmark and its subsidiaries are parties to lawsuits and other claims that arise in the ordinary course of business. Some of the lawsuits assert claims related to the lending, collection, servicing, investment, trust and other business activities; and some of the lawsuits allege substantial claims for damages. The cases are being vigorously contested. In the regular course of business, Management evaluates estimated losses or costs related to litigation, and provision is made for anticipated losses whenever Management believes that such losses are probable and can be reasonably estimated. At the present time, Management believes, based on the advice of legal counsel, that the final resolution of pending legal proceedings will not have a material impact on Trustmark's consolidated financial position or results of operations; however, Management is unable to estimate a range of potential loss on these matters because of the nature of the legal environment in states where Trustmark conducts business.

NOTE 14 - SHAREHOLDERS' EQUITY

Regulatory Capital

Trustmark and TNB are subject to minimum capital requirements which are administered by various federal regulatory agencies. These capital requirements, as defined by federal guidelines, involve quantitative and qualitative measures of assets, liabilities and certain off-balance sheet instruments. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements of Trustmark and TNB.

Management believes, as of December 31, 2003, that Trustmark and TNB have met all capital adequacy requirements to which they are subject. At December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency (OCC) categorized TNB as well capitalized. To be categorized as well capitalized, TNB must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios (defined in applicable regulations) as set forth in the table below. There are no significant conditions or events that have occurred since the OCC's notification that Management believes have affected TNB's present classification.

Trustmark's and TNB's actual regulatory capital amounts and ratios are presented in the table below ($ in thousands):

                                                                                       Minimum Regulatory
                                                 Actual          Minimum Regulatory     Provision to be
                                           Regulatory Capital     Capital Required      Well Capitalized
                                           ------------------    ------------------    ------------------
                                            Amount     Ratio     Amount       Ratio     Amount     Ratio
                                           --------    ------    -------      -----    --------    ------
At December 31, 2003:
  Total Capital (to Risk Weighted Assets)
    Trustmark Corporation                  $634,995    12.29%   $413,472      8.00%           -         -
    Trustmark National Bank                 601,800    11.90%    404,683      8.00%    $505,853    10.00%

  Tier 1 Capital (to Risk Weighted Assets)
    Trustmark Corporation                  $570,271    11.03%   $206,736      4.00%           -         -
    Trustmark National Bank                 538,460    10.64%    202,341      4.00%    $303,512     6.00%

  Tier 1 Capital (to Average Assets)
    Trustmark Corporation                  $570,271     7.53%   $227,050      3.00%           -         -
    Trustmark National Bank                 538,460     7.26%    222,456      3.00%    $370,760     5.00%

At December 31, 2002:
  Total Capital (to Risk Weighted Assets)
    Trustmark Corporation                  $651,612    13.99%   $372,504      8.00%           -         -
    Trustmark National Bank                 632,096    13.86%    364,835      8.00%    $456,043    10.00%

  Tier 1 Capital (to Risk Weighted Assets)
    Trustmark Corporation                  $593,204    12.74%   $186,252      4.00%           -         -
    Trustmark National Bank                 574,910    12.61%    182,417      4.00%    $273,626     6.00%

  Tier 1 Capital (to Average Assets)
    Trustmark Corporation                  $593,204     8.72%   $204,044      3.00%           -         -
    Trustmark National Bank                 574,910     8.64%    199,562      3.00%    $332,603     5.00%

Common Stock Repurchase Program

On July 15, 2003, the Board of Directors of Trustmark authorized an additional plan to repurchase up to 5% of common stock, or approximately 2.9 million shares, subject to market conditions and management discretion. Collectively, the capital management plans adopted by Trustmark since 1998 have authorized the repurchase of 21.5 million shares of common stock. Pursuant to these plans, Trustmark has repurchased approximately 18.0 million shares for $385.0 million, including 2.4 million shares during 2003 for $59.4 million. The current remaining authorization is approximately 3.5 million shares.

Shelf Registration

On April 16, 2003, Trustmark filed a registration statement of Form S-3 with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process, which became effective May 2, 2003. Under this shelf process, Trustmark may offer from time to time any combination of securities described in the prospectus in one or more offerings up to a total amount of $200 million. The securities described in the prospectus include common and preferred stock, depositary shares, debt securities, junior subordinated debt securities and trust preferred securities. Net proceeds from the sale of the offered securities may be used to redeem or repurchase outstanding securities, repay outstanding debt, finance acquisitions of companies and other assets and provide working capital.

Authorization of Preferred Shares

On April 9, 2002, the shareholders approved a proposal by the Board of Directors to amend the Articles of Incorporation to authorize the issuance of up to 20 million preferred shares with no par value. The Board of Directors believes that authorizing preferred shares for potential issuance is advisable and in the best interests of Trustmark. The ability to issue preferred shares in the future will provide Trustmark with additional financial and management flexibility for general corporate and acquisition purposes. As of December 31, 2003, no such shares have been issued.

Dividends

Dividends paid by Trustmark are substantially funded from dividends received from TNB. Approval by TNB's regulators is required if the total of all dividends declared in any calendar year exceeds the total of its net income for that year combined with its retained net income of the preceding two years. TNB will have available in 2004 approximately $8.2 million plus its net income for that year to pay as dividends.

Comprehensive Income

Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

In addition to net income, Trustmark has identified changes related to other nonowner transactions in the Consolidated Statements of Changes in Shareholders' Equity. Changes in other nonowner transactions consist of changes in the fair value of securities available for sale, cash flow hedges and a minimum pension liability.

In the calculation of comprehensive income, certain reclassification adjustments are made to avoid duplicating items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in fair value of securities available for sale, cash flow hedges and a minimum pension liability for the years ended December 31, 2003, 2002 and 2001 ($ in thousands):

                                                                                     Accumulated
                                                                                       Other
                                                           Before-Tax      Tax      Comprehensive
                                                             Amount       Effect    (Loss) Income
Accumulated other comprehensive (loss) income:             ----------    -------    -------------
Balance, January 1, 2001                                   $   15,925    $(6,111)   $       9,814
Net change in fair value of securities available for sale      14,772     (5,650)           9,122
Net change in fair value of cash flow hedges                    2,068       (791)           1,277
Less adjustment for net gains included in net income           (2,448)       936           (1,512)
                                                           ----------    -------    -------------
Balance, December 31, 2001                                     30,317    (11,616)          18,701
Net change in fair value of securities available for sale       7,341     (2,808)           4,533
Net change in fair value of cash flow hedges                   (6,107)     2,336           (3,771)
Minimum pension liability adjustment                           (5,067)     1,938           (3,129)
Less adjustment for net gains included in net income          (13,568)     5,190           (8,378)
                                                           ----------   --------    -------------
Balance, December 31, 2002                                     12,916     (4,960)           7,956
Net change in fair value of securities available              (16,138)     6,173           (9,965)
Net change in fair value of cash flow hedges                    4,803     (1,837)           2,966
Minimum pension liability adjustment                            5,067     (1,938)           3,129
Less adjustment for net gains included in net income          (12,231)     4,678           (7,553)
                                                           ----------   --------    -------------
Balance, December 31, 2003                                 $   (5,583)  $  2,116    $      (3,467)
                                                           ==========   ========    =============

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of financial instruments at December 31, 2003 and 2002, are as follows ($ in thousands):

                                               2003                      2002
                                     ------------------------    ------------------------
                                      Carrying     Estimated      Carrying      Estimated
                                       Value       Fair Value      Value       Fair Value
                                     ----------    ----------    ----------    ----------
Financial Assets:
   Cash and short-term investments   $  370,808    $  370,808    $  381,384    $  381,384
   Securities available for sale      1,933,993     1,933,993     1,262,570     1,262,570
   Securities held to maturity          178,450       191,146       549,197       578,150
   Loans held for sale                  112,560       112,560       199,680       199,680
   Net loans                          4,845,776     4,984,690     4,342,915     4,436,602
   Derivative assets                        273           273           730           730

Financial Liabilities:
   Deposits                           5,089,459     5,109,044     4,686,296     4,713,394
   Short-term liabilities             1,549,667     1,549,667     1,230,937     1,230,937
   Long-term FHLB advances              531,035       541,355       475,000       507,031

The methodology and significant assumptions used in estimating the fair values presented above are as follows:

In cases where quoted market prices are not available, fair values are generally based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. The estimated fair value of financial instruments with immediate and shorter-term maturities (generally 90 days or less) is assumed to be the same as the recorded book value. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Trustmark.

Cash and Short-Term Investments

The carrying amounts for cash and due from banks and short-term investments (federal funds sold and securities purchased under reverse repurchase agreements) approximate fair values due to their immediate and shorter-term maturities.

Securities

Estimated fair values for securities available for sale and securities held to maturity are based on quoted market prices where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans Held for Sale

The fair value of loans held for sale is based primarily on quoted market prices.

Loans

The fair values of loans are estimated for portfolios of loans with similar financial characteristics. For variable rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. The fair values of certain mortgage loans, such as 1-4 family residential properties, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Derivative Assets

The fair value of derivative assets including interest rate contracts, such as caps and floors and interest rate swaps, is based on standard pricing methodology using current market rates and volatility.

Deposits

The fair values of deposits with no stated maturity, such as noninterest-bearing demand deposits, NOW accounts, MMDA products and savings accounts are, by definition, equal to the amount payable on demand which is the carrying value. Fair values for certificates of deposit are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-Term Liabilities

The carrying amounts for federal funds purchased, securities sold under repurchase agreements and other borrowings approximate their fair values.

Long-Term FHLB Advances

Fair values for long-term FHLB advances are based on the discounted value of contractual cash flows.

Off-Balance Sheet Instruments

The fair values of loan commitments and letters of credit approximate the fees currently charged for similar agreements or the estimated cost to terminate or otherwise settle similar obligations. The fees associated with these financial instruments, or the estimated cost to terminate, as applicable, are immaterial.

NOTE 16 - DERIVATIVE FINANCIAL INSTRUMENTS

As part of Trustmark's risk management strategy in the mortgage banking area, derivative instruments such as interest rate lock commitments and forward sales contracts are utilized. Rate lock commitments are residential mortgage loan commitments with customers, which guarantee a specified interest rate for a specified time period. Trustmark's obligations under forward contracts consist of commitments to deliver mortgage loans, originated and/or purchased, in the secondary market at a future date. These derivative instruments are designated as fair value hedges. Trustmark's off-balance sheet obligations under these derivative instruments totaled $232.2 million, with a valuation adjustment of ($1.3) million as of December 31, 2003, compared to $426.5 million, with a valuation adjustment of ($3.7) million as of December 31, 2002. Prior to January 1, 2003, Trustmark accounted for these derivative instruments as cash flow hedges. The impact of the redesignation decreased other income in 2003 by $1.1 million ($653 thousand after tax or $0.01 per share).

Interest rate swaps are derivative instruments under which two parties agree to make interest payments on a notional principal amount. In a generic swap, one party pays a fixed interest rate and receives a floating interest rate while the other party receives a fixed interest rate and pays a floating interest rate. During April 2003, Trustmark initiated four separate interest rate swaps with a total notional principal amount of $100 million. During July 2003, Trustmark added another interest rate swap with a notional principal amount of $25 million. These swaps are designated as fair value hedges. Trustmark initiated these swaps to mitigate the effects of further changes in the fair value of specific, noncallable, nonprepayable, fixed rate advances from the FHLB by agreeing to pay a floating interest rate tied to LIBOR. The swap contracts are tied to the maturity of five separate FHLB advances maturing between 2005 and 2006. As of December 31, 2003, these swap contracts had carrying values totaling $38.9 thousand.

Trustmark utilizes an interest rate risk strategy that includes caps and floors. The intent of utilizing these derivative instruments is to reduce the risk associated with the effects of significant movements in interest rates. Caps and floors, which are not designated as hedging instruments, are options linked to a notional principal amount and an underlying indexed interest rate. Exposure to loss on these options will increase or decrease as interest rates fluctuate. At December 31, 2003, Trustmark had $300 million notional amount of interest rate caps with carrying values totaling $234 thousand. These caps mature in 2006 and are linked to the three-month LIBOR, with a strike rate of 6%. During 2002 and 2001, Trustmark received payments of $1.3 million and $982 thousand, respectively, on the interest rate floor as the interest rate floor contract reached its strike price. These payments have been recorded as other interest income. No such payments were received in 2003, as Trustmark did not hold any interest rate floor contracts during the year.

NOTE 17 - MANAGED LOANS

During 2003, Trustmark sold $1.481 billion of residential mortgage loans in securitization transactions compared with $1.049 billion in 2002. Pretax gains on these sales totaled $13.6 million in 2003 compared with $8.4 million in 2002 and were recorded in other income. Trustmark receives annual servicing fee income approximating 0.36% of the outstanding balance of the underlying loans. Mortgage servicing rights are discussed further in Note 7 - "Intangible Assets." The investors and the securitization trusts have no recourse to the assets of Trustmark for failure of debtors to pay when due.

In the determination of the value of mortgage servicing rights at the dates of securitization, certain key economic assumptions are made. During 2003, mortgage servicing rights were added based on discount rates ranging from 7% to 10%, prepayment rates ranging from 7% to 30% CPR and weighted average lives ranging from four to eight years.

At December 31, 2003, the fair value of mortgage servicing rights was $49.7 million, with a weighted average life of approximately five years. Based on this information, the following table illustrates the sensitivity of the fair value of mortgage servicing rights to immediate 10% and 20% adverse changes in the following key assumptions ($ in thousands):

                                  Impact on Fair Value
                                    (Adverse Change)
                                  ---------------------
Assumptions           Range          10%          20%
---------------    ------------   --------     --------
Discount Rate      8% - 16%       $(2,040)     $(3,740)
Prepayment Rate    6% - 28% CPR    (2,380)      (4,420)

These sensitivities are hypothetical and should not be considered to predict actual future performance. As changes in assumptions and changes in fair value may not be linear, it is not possible to extrapolate the impact of other scenarios from these projections. Also, changes in one assumption may result in changes in other assumptions, which might magnify or counteract the sensitivities.

NOTE 18 - SEGMENT INFORMATION

During the first quarter of 2004, Trustmark realigned its management reporting structure to include four segments that consists of general banking, wealth management, insurance and administration. The general banking segment realigns Trustmark's former consumer and commercial segment into a single group that delivers a full range of banking services to consumers, corporate, small and middle market businesses through its extensive branch network. Trustmark realigned its former investment segment into the wealth management segment incorporating trust, brokerage, investment advisory, and private banking service under one umbrella. The insurance segment, formerly included in the consumer segment, represents Trustmark's retail insurance agency that offers a diverse mix of insurance products and services. The administrative segment incorporates Trustmark's treasury function with various nonallocated corporate operation units and includes intangible assets and related amortization (except for mortgage servicing rights and related amortization, which is included in the general banking segment).

The accounting policies of each reportable segment are the same as those of the Corporation except for its internal allocations. Trustmark uses a match-funded transfer pricing process to assess operating segment performance. Noninterest expenses for back-office operations support are allocated to segments based on estimated uses of those services. Income tax expense for segments is calculated at the marginal statutory rate.

The following table discloses financial information by segment for the years ended December 31, 2003, 2002 and 2001 ($ in thousands):

                                                      General      Wealth
                                                      Banking     Management    Insurance       Admin.       Total
                                                     ----------   ----------   ------------   ----------   ----------
2003
----
Net interest income from external customers          $  220,444   $    4,723   $          -   $   44,663   $  269,830
Internal funding                                         25,027          277              -      (25,304)           -
                                                     ----------   ----------   ------------   ----------   ----------
Net interest income                                     245,471        5,000              -       19,359      269,830
Provision for loan losses                                 9,400           26              -          345        9,771
                                                     ----------   ----------   ------------   ----------   ----------
Net interest income after provision for loan losses     236,071        4,974              -       19,014      260,059
Noninterest income                                      109,515       19,891         17,603       10,534      157,543
Noninterest expense                                     194,929       18,161         11,485       11,545      236,120
                                                     ----------   ----------   ------------   ----------   ----------
Income before income taxes                              150,657        6,704          6,118       18,003      181,482
Income taxes                                             52,529        2,369          2,218        5,836       62,952
                                                     ----------   ----------   ------------   ----------   ----------
Segment net income                                   $   98,128   $    4,335   $      3,900   $   12,167   $  118,530
                                                     ==========   ==========   ============   ==========   ==========
Selected Financial Information
     Average assets                                  $5,237,889   $   93,726   $     21,601   $2,055,406   $7,408,622
     Depreciation and amortization                   $   28,152   $      416   $        101   $    4,387   $   33,056

2002
----
Net interest income from external customers          $  218,553   $    4,962   $          -   $   68,671   $  292,186
Internal funding                                         16,556         (795)             -      (15,761)           -
                                                     ----------   ----------   ------------   ----------   ----------
Net interest income                                     235,109        4,167              -       52,910      292,186
Provision for loan losses                                13,749         (153)             -          511       14,107
                                                     ----------   ----------   ------------   ----------   ----------
Net interest income after provision for loan losses     221,360        4,320              -       52,399      278,079
Noninterest income                                      100,830       21,368         14,752        4,920      141,870
Noninterest expense                                     200,803       17,053         10,243        5,742      233,841
                                                     ----------   ----------   ------------   ----------   ----------
Income before income taxes                              121,387        8,635          4,509       51,577      186,108
Income taxes                                             42,434        3,211          1,725       17,598       64,968
                                                     ----------   ----------   ------------   ----------   ----------
Segment net income                                   $   78,953   $    5,424   $      2,784   $   33,979   $  121,140
                                                     ==========   ==========   ============   ==========   ==========
Selected Financial Information
     Average assets                                  $4,940,889   $   86,730   $     21,445   $1,792,728   $6,841,792
     Depreciation and amortization                   $   31,912   $      340   $         92   $    4,527   $   36,871

2001
----
Net interest income from external customers          $  193,585   $    5,946   $          -   $   67,373   $  266,904
Internal funding                                         25,964       (1,962)             -      (24,002)           -
                                                     ----------   ----------   ------------   ----------   ----------
Net interest income                                     219,549        3,984              -       43,371      266,904
Provision for loan losses                                12,745           89              -          366       13,200
                                                     ----------   ----------   ------------   ----------   ----------
Net interest income after provision for loan losses     206,804        3,895              -       43,005      253,704
Noninterest income                                       96,455       20,851          9,405        5,279      131,990
Noninterest expense                                     182,566       16,979          6,442        8,280      214,267
                                                     ----------   ----------   ------------   ----------   ----------
Income before income taxes                              120,693        7,767          2,963       40,004      171,427
Income taxes                                             41,692        2,410          1,133       14,911       60,146
                                                     ----------   ----------   ------------   ----------   ----------
Segment net income                                   $   79,001   $    5,357   $      1,830   $   25,093   $  111,281
                                                     ==========   ==========   ============   ==========   ==========
Selected Financial Information
     Average assets                                  $4,690,554   $   79,464   $     15,187   $2,202,655   $6,987,860
     Depreciation and amortization                   $   21,110   $      368   $         91   $    5,295   $   26,864

NOTE 19 - TRUSTMARK CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION ($ in thousands):

                                 BALANCE SHEETS
                                                          December 31,
                                                      --------------------
                                                        2003        2002
                                                      --------    --------
Assets
Investment in banks                                   $669,555    $673,426
Other assets                                            20,018       6,254
                                                      --------    --------
    Total Assets                                      $689,573    $679,680
                                                      ========    ========


Liabilities and Shareholders' Equity
Accrued expense                                       $      -    $    146
Shareholders' equity                                   689,573     679,534
                                                      --------    --------
    Total Liabilities and Shareholders' Equity        $689,573    $679,680
                                                      ========    ========

                           STATEMENTS OF INCOME

                                                          Years Ended December 31,
                                                      ---------------------------------
                                                        2003        2002        2001
                                                      --------    ---------    --------
Revenue
Dividends received from banks                         $110,410     $118,215    $187,570
Earnings of subsidiaries over (under) distributions      8,200        2,616     (77,202)
Other income                                               152          697       1,418
                                                      --------     --------    --------
    Total Revenue                                      118,762      121,528     111,786
Expense                                                    232          388         505
                                                      --------     --------    --------
Net Income                                            $118,530     $121,140    $111,281
                                                      ========     ========    ========

                            STATEMENTS OF CASH FLOWS

                                                          Years Ended December 31,
                                                      ---------------------------------
                                                        2003         2002        2001
                                                      --------     --------    --------
Operating Activities
Net income                                            $118,530     $121,140    $111,281
Adjustments to reconcile net income to net cash
  provided by operating activities:
     (Increase) decrease in investment in
       subsidiaries                                     (8,200)     (2,616)      77,202
     Other                                                 182         (85)          24
                                                      --------    --------     --------
Net cash provided by operating activities              110,512     118,439      188,507

Investing Activities
Net cash paid in business combinations                       -           -      (78,026)
Purchase of securities available for sale              (15,008)          -            -
Proceeds from sales of securities available for sale         -         813        1,546
Purchases of premises and equipment                          -      (4,077)           -
                                                      --------    --------     --------
Net cash used in investing activities                  (15,008)     (3,264)     (76,480)

Financing Activities
Cash dividends                                         (40,326)    (38,210)     (36,001)
Common stock transactions, net                         (57,148)    (78,095)     (74,386)
                                                      --------    --------     --------
Net cash used in financing activities                  (97,474)   (116,305)    (110,387)
                                                      --------    --------     --------
Increase (decrease) in cash and cash equivalents        (1,970)     (1,130)       1,640
Cash and cash equivalents at beginning of year           2,755       3,885        2,245
                                                      --------    --------     --------
Cash and cash equivalents at end of year              $    785    $  2,755     $  3,885
                                                      ========    ========     ========

Trustmark (parent company only) paid income taxes of approximately $59.1 million in 2003, $70.4 million in 2002 and $55.6 million in 2001. No interest was paid during 2003, 2002 and 2001.